Exhibit 3.1
CERTIFICATE OF DETERMINATION
OF RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF
SERIES A PREFERRED STOCK OF
SOLAR POWER, INC.
     Stephen C. Kircher and Joseph G. Bedewi certify that:
     1. They are the duly elected and acting Chief Executive Officer and Chief Financial Officer, respectively, of Solar Power, Inc., a California corporation (the “Company”).
     2. The Company has authorized the issuance of twenty million (20,000,000) shares of preferred stock. 20,000,000 shares have been designated Series A Preferred Stock, none of which have been previously issued.
     3. Pursuant to authority given to it by the Company’s Articles of Incorporation, the Board of Directors of the Company (the “Board”) has duly adopted the following:
     RESOLVED, that the Board of Directors of the Company designates the Series A Preferred Stock and the number of shares constituting each series, and fixes the rights, preferences, privileges and restrictions relating to each series in addition to any set forth in the Articles of Incorporation as follows:
     A. Designation and Amount. The Company shall have a series of preferred stock which shall be designated the “Series A Preferred Stock” (“Series A Preferred”) and the number of shares initially constituting such series shall be twenty million (20,000,000).
     B. Rights, Preferences, Privileges and Restrictions. Series A Preferred shall have the respective rights, preferences, privileges and restrictions as follows:
Section 1. Dividend Rights.
     1.1 Series A Dividends. Subject to any senior rights of preferred shares then outstanding to receive annual dividends, the holders of Series A Preferred shall be entitled to receive annual dividends out of any funds legally available therefor, prior to and in preference to any declaration or payment of any dividend (payable other than in common stock of the Company (“Common Stock”) or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on the Common Stock, in an amount equal to four cents ($0.04) per share per annum (as adjusted for any stock splits, stock dividends, recapitalizations or the like), and any other amounts required under other provisions of this Certificate of Determination of Rights, Preferences, Privileges and Restrictions (“Certificate”) and no more (“Dividends”). The Dividends shall be payable as and when declared by the Board.
     1.2 Right to Share in Dividends Declared for Holders of Common Stock. The holders of Series A Preferred shall be entitled to share with the holders of shares of Common Stock in any cash or non-cash dividend or distribution, other than dividends payable in shares of Common Stock, on an as-converted basis, declared for holders of the Common Stock, payable when and if declared by the Board. Subject to the prior payment of any other senior dividend rights, any dividend shall be paid pro rata among the holders of the Common Stock and the holders of the Series A Preferred and parity stock on an as-converted basis. For the avoidance of doubt “on an as-converted basis” means dividends shall be paid on each share of Series A Preferred Stock as if such share of Preferred Stock and all other shares of Series A Preferred Stock had been converted to Common Stock on the basis set forth in Section 4 below (irrespective of whether any pre-condition to such conversion had been met).
     1.3 Limitation. The holders of Series A Preferred shall not be entitled to receive any dividends or other distributions except as provided in this Certificate and in accordance with applicable California law. The right to such dividends on Series A Preferred shall not be cumulative, and no right shall accrue to the holders of such stock by reason of the Board’s failure to declare dividends thereon for any given period as herein provided.
     1.4 No Fractional Shares. In connection with the payments to holders of Series A Preferred of dividends in shares of capital stock, no fractions of shares of capital stock shall be issued, but in lieu thereof the Company shall round up the number of shares of capital stock to which each holder of shares of Series A Preferred Stock would be entitled, to the nearest whole share.
     1.5 Record Holders. The Company shall pay dividends required hereunder to the holders of record of Series A Preferred as their names appear on the share register of the Company on the corresponding record date designated by the Board with respect to such dividend. The record date for purposes of determining the holders entitled to any dividend shall not be more than fifty (50) days prior to the payment date fixed by the Board.
     Section 2. Voting Rights.
     2.1. Voting Rights. Except as otherwise expressly provided herein or as required by law, each share of Series A Preferred shall entitle the holder thereof to such number of votes per share equal to the number of shares of Common Stock into which such share of Series A Preferred Stock would convert pursuant to Section 4 below (irrespective of whether any pre-condition to such conversion has been met). Except as otherwise required by the provisions of the California Corporations Code, the holders of shares of Series A Preferred, and the holders of Common Stock shall at all times vote as one class, together with the holders of any other class of stock of the Company accorded such general class voting right; provided, that the holders of shares of Series A Preferred shall be entitled to approve by a majority vote, as a separate class, the matters specified in Section 2.2.
     2.2. Right to Vote on Specified Matters. The vote or consent of the holders of a majority of the outstanding Series A Preferred shall be required for: (i) matters that by law require the approval of the outstanding shares of the respective class; and (ii) any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred.
     Section 3. Liquidation, Dissolution or Bankruptcy.
     If the Company: (i) adopts a plan of liquidation or of dissolution; (ii) commences a voluntary proceeding under the federal bankruptcy law or any other applicable state or federal bankruptcy, insolvency or similar law; (iii) consents to the entry of an order for relief in any involuntary case under such law; (iv) consents to the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or of any substantial part of its property; (v) makes an assignment for the benefit of its creditors; or (vi) admits in writing its inability to pay its debts generally as they become due; and on account of any such event the Company shall liquidate, dissolve or wind up, then, and in that event, the holders of Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Common Stock or to the holders of any other junior series of preferred stock, by reason of their ownership thereof and subject to the rights of any other class or series of Company stock subsequently issued that ranks senior to the Series A

Preferred with respect to liquidation rights (“Senior Stock”), an amount per share in cash or equivalent value in securities or other consideration equal to any declared but unpaid Dividends as provided in Section 1.1 above (“Series A Preference Amount”) ratably with any class or series ranking on a parity with the Series A Preferred (“Series A Parity Stock”) in proportion to the respective preference amounts each such holder of Series A Parity Stock would otherwise be entitled to receive. If the amount of such distribution after payment to any Senior Stock is insufficient to permit full payment of the Series A Preference Amount to the holders of the Series A Preferred, then such distribution shall be distributed ratably to the holders of the Series A Preferred and Series A Parity Stock in proportion to the respective preference amount each such holder would otherwise be entitled to receive. Any remaining funds and assets of the Company legally available for distribution to shareholders shall be distributed pro rata among the holders of Series A Preferred on an as-converted basis and the Common Stock. For the avoidance of doubt, “on an as-converted basis” means that each share of Series A Preferred Stock shall entitle the holder thereof to receive the amount of the remaining funds and assets of the Company that such holder would have been entitled to receive had such shares of Series A Preferred Stock and all other shares of Series A Preferred Stock been converted to Common Stock on the basis set forth in Section 4 below (irrespective of whether any pre-condition to such conversion had been met).
     Section 4. Automatic Conversion of Series A Preferred.
     4.1. Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into a number of shares of Common Stock equal to the Original Issue Price divided by the Conversion Price immediately upon the Company having at least a number of authorized shares of Common Stock available to be issued by the Company in the amount equal to the product of (i) the number of Series A Preferred outstanding and (ii) the number obtained by dividing the Original Issue price by the Conversion Price. The “Original Issue Price” shall mean $1.11138 per share for each share of Series A Preferred (subject to adjustment from time to time for stock dividends, combinations, splits, reorganizations, recapitalizations, reclassifications or other similar events). The initial “Conversion Price” per share of Series A Preferred shall be $0.25000. Such initial Conversion Price shall be subject to adjustment as set forth in Section 4.2 below.
     4.2. Adjustment to Series A Preferred Conversion Price. The number of shares of Common Stock into which each share of Series A Preferred is convertible shall be subject to adjustment from time to time as follows:
          (a) In case the Company shall at any time or from time to time declare a dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock or subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares or combine or reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, and in each case,
               (1) the number of shares of Common Stock into which each share of Series A Preferred is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock that the holder of a share of Series A Preferred would have been entitled to receive after the occurrence of any of the events described above had such share been converted immediately prior to the happening of such event or the record date therefor, whichever is earlier; and
               (2) an adjustment made pursuant to this subsection 4.2(a) shall become effective (i) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (ii) in the case of any such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective.
          (b) In case the Company shall be a party to (i) a merger (in which the previously outstanding Common Stock shall be changed into or, pursuant to the operation of law or the terms of the transaction to which the Company is a party, exchanged for different securities of the Company or common stock or other securities of another corporation or interests in a non-corporate entity or other property (including cash) or any combination of any of the foregoing), (ii) a consolidation (in which the holders of Common Stock will receive capital stock in the consolidated company with different rights, preferences and privileges than the Common Stock), or (iii) a sale of all or substantially all of the Company’s assets or a recapitalization of the Common Stock; then, as a condition of the consummation of such transaction, lawful and adequate provision shall be made so that each holder of shares of Series A Preferred shall be entitled, upon consummation of such transaction, to an amount per share equal to (A) the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or which each share of Common Stock is changed or exchanged in the transaction, multiplied by (B) the number of shares of Common Stock into which a share of Series A Preferred is convertible immediately prior to the consummation of such transaction.
     4.3. Right to Dividends. Upon conversion of any shares of Series A Preferred, each holder thereof shall be entitled to receive any declared but unpaid dividends in respect of the shares so converted.
     4.4. No Fractional Shares. In connection with the conversion of any shares of Series A Preferred, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Company at its sole election and discretion shall either round up to the nearest whole share or make a cash payment equal to the then fair market value of such fractional share as determined in good faith by the Board.
     4.5. Notice Method. Any notice required or permitted by this Section 4 to be given to a holder of Series A Preferred or to the Company shall be in writing and be deemed given upon the earlier of (i) personal delivery to such holder, (ii) actual receipt or on the tenth day after the same has been deposited by first class mail in the United States mail, postage prepaid, and addressed to the holder at the address appearing on the books of the Company.
     4.6. No Avoidance of Terms. The Company shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, which has the effect of or for the purpose of, avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company. The Company shall at all times in good faith take all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred against improper dilution or other impairment.
     Section 5. Reports as to Adjustments.
     Whenever the number of shares of Common Stock into which each share of Series A Preferred is convertible is adjusted as provided in Section 4.2 above, the Company shall promptly provide notice to the holders of record of shares of Series A Preferred Stock, in accordance with Section 4.5, (i) stating that the number of shares of Common Stock into which the shares of Series A Preferred are convertible has been adjusted, (ii) setting forth the new number of shares of Common Stock (or describing the new stock, securities, cash or other property) into which each share of Series A Preferred of the holder is convertible, as a result of such adjustment, and (iii) setting forth a brief statement of the facts requiring such adjustment and the computation thereof, and when such adjustment became effective.
     Section 6. Reacquired Shares.
     Any shares of Series A Preferred which are converted, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and, if necessary to provide for the lawful purchase of such shares, the capital represented by such shares shall be reduced in accordance with the California Corporations Code. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock of the Company and may be reissued as part of another series of preferred stock of the Company.
     Section 7. Notices of Record Date.
     In the event of (i) the declaration by the Company of a record date for the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any reorganization, reclassification or recapitalization of the capital stock of the Company or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall send, in accordance with Section 4.5, at least thirty (30) days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or other distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, recapitalization, reclassification, dissolution, liquidation or winding up is expected to become effective, and (C) the time, if any is to be fixed, as to when the holders of record of Series A Preferred shall be entitled to exchange their Series A Preferred for securities or other property deliverable upon such reorganization, recapitalization, reclassification, dissolution, liquidation or winding up.
     Section 8. Captions.
     All section captions are for reference only and shall not be considered in construing the rights, preferences or privileges of the Series A Preferred.
     Section 9. Severability.
     If any provision contained herein is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the provisions which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.
     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.
DATE: January 10, 2011

/s/ Stephen C. Kircher
Stephen C. Kircher, Chief Executive Officer

/s/ Joseph G. Bedewi
Joseph G. Bedewi, Chief Financial Officer